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                                                                   EXHIBIT 15.01

                    LETTER ON UNAUDITED FINANCIAL INFORMATION

December 12, 2001


Xcel Energy Inc.:

         We are aware that Xcel Energy Inc. has incorporated by reference in this Registration Statement and prospectus its Form 10-Qs for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, which include our reports dated May 14, 2001, August 14, 2001 and November 13, 2001 covering the unaudited consolidated financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the Registration Statement or prospectus prepared or certified by our Firm or reports prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.



Very truly yours,


/s/ ARTHUR ANDERSEN LLP